Exhibit 99.1

First Data Announces Agreement to Refinance Holding Company Debt

Company Takes Next Step in Addressing 2016 Debt Maturities;

Follows Successful Restructuring of More Than $21 Billion since Mid-2010

ATLANTA, Oct. 14, 2013 - First Data Corporation ("First Data") a global leader in electronic commerce and payment processing, today announced that its parent company, First Data Holdings Inc. ("Holdings"), has reached an agreement with existing debt holders to repay a portion of the approximately $2 billion 11.5% senior payable-in-kind ("PIK") notes due 2016 (the "existing notes"), and exchange the remainder for new 14.5% senior PIK notes due 2019 (the "new notes").

In the refinancing, Holdings plans to:

  Issue approximately $300 million of new convertible preferred equity in Holdings with a maturity date of December 2021 to existing shareholders;
  Use the proceeds from the new preferred equity investment to repay approximately $300 million of the existing notes; and
  Issue approximately $1.4 billion of new notes in exchange for all of the remaining existing notes.

"First Data has been opportunistic since August 2010 when it began working with its investors to amend and extend the maturities on its debt," said First Data CEO Frank Bisignano. "While the company has successfully extended the maturities for some $21 billion of debt through the second quarter of this year, this agreement allows us to address the junior-most of the debt structure and an element that has been of interest to investors. With today's announcement we will have effectively addressed, amended or extended the majority of the debt maturities that originated in 2007."

The preferred equity and the new notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state or other jurisdiction, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable state securities or blue sky laws and foreign securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the preferred equity or the new notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release includes certain disclosures which contain "forward-looking statements." You can identify forward-looking statements because they contain words such as "believes" and "expects." Forward-looking statements are based on First Data's current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in First Data's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in First Data's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013 under the caption "Risk Factors."

Contact

Chip Swearngan, First Data

1-404-890-3000

chip.swearngan@firstdata.com

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